Exhibit 10.1

December 20, 2002

CONFIDENTIAL

Roche Molecular Systems, Inc.
4300 Hacienda Drive
Pleasanton, CA 94588-2722
Attention: Peter Saladin, Vice President, Finance

Re: Amendment No. 3 to the Letter Agreement

Dear Peter:

On April 29, 2001, Roche Molecular Systems, Inc., a Delaware corporation and an affiliate of F. Hoffmann-La Roche, Ltd., a corporation organized under the laws of Switzerland (“Roche”), and Digene Corporation, a Delaware corporation (“Digene”), entered into a letter agreement to set forth the understanding between Roche and Digene regarding the sale, marketing and distribution of Digene’s Hybrid Capture® HPV products and the negotiation of a strategic collaboration and relationship, which letter agreement was amended by the Amendment to the Letter Agreement dated September 7, 2001 (which is hereinafter referred to as Amendment No. 1) and the Amendment to the Letter Agreement dated October 24, 2001 (which is hereinafter referred to as Amendment No. 2). The Letter Agreement dated April 29, 2001, Amendment No. 1 and Amendment No. 2 are collectively hereinafter referred to as the “Letter Agreement”. The purpose of this letter agreement (“Amendment No. 3”) is to amend certain terms of the Letter Agreement to reflect our current agreements and understandings. Upon execution of this Amendment No. 3 below, each of Digene and Roche agrees to be bound by the terms and conditions of this Amendment No. 3. All capitalized terms used in this Amendment No. 3 without definition have the meanings given to such terms in the Letter Agreement.

1.	Equipment Buy-Back. Paragraph 3(c) of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“3.	Distribution.

(c)	Equipment Buy-Back. In the event that no agreement is reached under paragraph 6(a), then Digene shall have the option, exercisable at any time on or after the date of this Amendment No. 3, to buy back from Roche equipment purchased by Roche from Digene that is then owned by Roche and was in use for HPV testing in customers’ laboratories on June 30, 2002 at such equipments’ December 31, 2002 depreciated value, based on a straight-line, four-year depreciation schedule. If such equipment is not purchased by Digene as described above and if Roche has met all of its obligations under this Agreement (which obligations do not include a requirement that any agreement be reached under paragraph 6(a)), then Digene shall extend the wind-down period under paragraph 3(b) by an additional twenty-four months beginning January 1, 2003 and ending December 31, 2004.”

2.	Equipment Repurchase. Digene hereby executes the option, set forth in Section 1, paragraph 3(c) of this Amendment No. 3, to buy back from Roche equipment purchased by

Roche from Digene pursuant to the Letter Agreement that is owned by Roche as of the date of this Amendment No. 3 and was in use for HPV testing in customer laboratories on June 30, 2002 in the Territory (the “Placed Equipment”). Digene shall repurchase the Placed Equipment at such equipments’ December 31, 2002 depreciated value, based on a straight-line, four-year depreciation schedule as described in Section 1, paragraph 3(c) of this Amendment No. 3.

3.	Status of Equipment.

a.	Placed Equipment. Roche will provide Digene with the following information to document the status of the Placed Equipment, by December 31, 2002 to the extent reasonably available and otherwise by February 28, 2003:

i.	List of all equipment placed including customer location, equipment description, luminometer serial numbers, date of placement, customer site, contact name with telephone number, fax number and address, and equipment placement agreement or comparable written documentation of equipment ownership, and customer contracts; and

ii.	Depreciated value of the Placed Equipment as of December 31, 2002 on the books of Roche and documentation to support such depreciated value.

b.	Option to Repurchase Additional Placed Equipment. Roche is currently the owner of certain luminometers and related equipment purchased by Roche from Digene pursuant to the Letter Agreement but placed at up to three customer locations after June 30, 2002. For up to all three of such customers, Digene agrees to repurchase such luminometers and related equipment (the “Option Equipment”) on the same terms as the Placed Equipment. Roche will provide the following information for the Option Equipment to Digene by December 31, 2002 to the extent reasonably available and otherwise by February 28, 2003:

i.	Instrument description, including luminometer serial numbers, date of placement, customer site, contact name with telephone number, fax number and address and instrument placement agreement or comparable written documentation of instrument ownership; and

ii.	Depreciated value of the Option Equipment as of December 31, 2002 on the books of Roche and documentation to support such depreciated value.

c.	Repurchase of Inventoried Equipment. Digene shall repurchase from Roche the equipment listed on Schedule I attached hereto and located in the Roche locations set forth on Schedule I (the “Inventoried Equipment”). The repurchase price for the Inventoried Equipment shall be equal to a mutually agreed-upon discount to the Transfer Price paid by Roche to Digene for the Inventoried Equipment pursuant to the Letter Agreement. After the Closing Date (as defined below) Roche will transfer all Inventoried Equipment from Roche locations to its facility in Mannheim, Germany. During the week of February 10, 2003, representatives of Digene shall have access to the Mannheim facility, and to any other Roche locations containing the Inventoried Equipment, and shall have the right to inspect such Inventoried Equipment. Digene and Roche shall agree upon the condition of such Inventoried Equipment and its suitability for repurchase prior to its shipment to the Digene affiliate or representative identified by Digene at or prior to that time. By February 14, 2003, Roche will ship all of the mutually agreed-upon Inventoried Equipment to such Digene affiliate or representative.

d.	Location of Equipment. Neither Roche nor any of its Affiliates, without Digene’s prior written approval, shall remove or authorize the removal of any of the Placed Equipment or Option Equipment from customer locations or, except as set forth in Section 3(c) of this

Amendment No. 3, move or authorize the move of the Inventoried Equipment from its location prior to, on or after the Closing Date, unless otherwise determined by Digene pursuant to written instructions to Roche.

4.	Calculation of Depreciated Value of Placed Equipment, Option Equipment and Inventoried Equipment. By December 31, 2002, Roche shall provide Digene with an initial summary of the Placed Equipment, the Option Equipment and the Inventoried Equipment (collectively, the “Repurchased Equipment”) and the repurchase price for such Repurchased Equipment, calculated, for the Placed Equipment and the Option Equipment, as set forth in Section 1, paragraph 3(c) of this Amendment No. 3 and for the Inventoried Equipment as described in Section 3(d) of this Amendment No. 3 (the “Repurchase Price”). The final determination of the Repurchase Price is subject to the reconciliation activities described in Section 6 of this Amendment No. 3.

5.	Closing of Repurchase. On January 6, 2003, or such earlier date as the parties may agree (the “Closing Date”):

a.	Digene Deutschland GmbH (“Digene Germany”) will pay to Roche, by wire transfer pursuant to instructions received by Digene Germany from Roche prior to the Closing Date, the portion of the Repurchase Price attributable to all Placed Equipment and Option Equipment located in Germany, Digene Germany shall issue a promissory note to Roche, substantially in the form of Attachment A hereto, with a preliminary aggregate principal amount equal to the portion of the Repurchase Price established pursuant to Sections 3(c) and 4 of this Amendment No. 3 attributable to the Inventoried Equipment, and subject to Section 6 of this Amendment No. 3 (the “Note”), Digene shall deliver to Roche a preliminary Guarantee, substantially in the form of Attachment B hereto (the “Guarantee”), and Roche shall deliver to Digene Germany a bill of sale transferring title to all of such Repurchased Equipment to Digene Germany, which bill of sale shall be substantially in the form of Attachment C to this Amendment No. 3.

b.	Digene (UK) Limited (“Digene UK”) will pay to Roche, by wire transfer pursuant to instructions received by Digene UK from Roche prior to the Closing Date, the portion of the Repurchase Price attributable to all Placed Equipment and Option Equipment located in the Territory other than in Germany, and Roche shall deliver to Digene UK a bill of sale transferring title to all of such Repurchased Equipment to Digene UK, which bill of sale shall be substantially in the form of Attachment C to this Amendment No. 3.

6.	Reconciliation Period. By no later than March 31, 2003, Digene shall provide Roche with the final summary of the confirmed Repurchased Equipment. If such reconciliation activities reveal that some equipment repurchased did not meet the definition of Placed Equipment, Option Equipment, or Inventoried Equipment, or result in a final Repurchase Price different than the Repurchase Price determined in accordance with Section 4 of this Amendment No. 3, on such date Digene shall provide Roche with a report of its findings, together with documentation for the basis of any proposed readjustment. Within not later than ten (10) business days after the issuance of such report, subject to the consent of Roche, which consent shall not be unreasonably withheld or delayed:

a.	If such reconciliation report relates to Placed Equipment, Option Equipment or Inventoried Equipment repurchased by Digene Germany pursuant to Section 5(a) of this Amendment No. 3, thereby reducing such portion of the Repurchase Price, Digene Germany shall issue to Roche a final Note with the aggregate principal amount equal to such final attributable portion of the Repurchase Price and Digene shall execute and deliver to Roche a final Guarantee.

b.	If such reconciliation report relates to Placed Equipment or Option Equipment repurchased by Digene UK pursuant to Section 5(b) of this Amendment No. 3, thereby reducing such portion of the Repurchase Price, Roche shall rebate the difference to Digene UK by wire transfer pursuant to instructions received by Roche from Digene UK at the time the report is issued.

7.	Status of Letter Agreement. On and after the date of this Amendment No. 3, the terms and provisions of the Letter Agreement, except as amended hereby, shall continue in full force and effect. If a conflict arises between the terms of this Amendment No. 3 and the terms of the Letter Agreement, the terms of this Amendment No. 3 shall control.

8.	The parties agree that time is of the essence with respect to the provisions of this Amendment No. 3.

Please indicate your agreement with the terms and conditions of this Amendment No. 3 by executing this Amendment No. 3 in the space provided below and returning an executed counterpart of this Amendment No. 3 to me.

Best Regards,
DIGENE CORPORATION

By: /s/ Evan Jones

Evan Jones Chairman and Chief Executive Officer

Agreed to by:
Roche Molecular Systems, Inc.

By: /s/ Peter Saladin

Peter Saladin Vice President, Finance

cc: Morris Cheston, Jr., Esquire

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